EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
AutoNation, Inc.:
We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our reports dated March 2, 2006, with respect to the consolidated balance sheets of AutoNation, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of AutoNation, Inc.
Our report on the consolidated financial statements refers to the restatement of the consolidated statements of cash flows for the years ended December 31, 2004 and 2003, as discussed in Note 1 to the consolidated financial statements.

•	Forms S-3 (Registration No. 33-61649, 33-62489, 33-63735, 333-04269, 333-18009, 333-23415, 333-29217, 333-35749 and 333-44611);

•	Forms S-3/ A (Registration No. 33-65289, 333-01757, 333-08479 and 333-20667);

•	Forms S-4 (Registration No. 333-17867, 333-17869, 333-17915 and 333-41505);

•	Form S-4/ A (Registration No. 333-71098); and

•	Forms S-8 (Registration No. 33-93742, 333-07623, 333-19453, 333-20669, 333-29265, 333-42891, 333-56967, 333-90819, 333-81888, 333-130019).
/s/ KPMG LLP
March 2, 2006
Fort Lauderdale, Florida
Certified Public Accountants